Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Johnny Walker President/CEO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Communications (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries' Fiscal 2015 Sales Increase 42% to $32.8 Million

Acquisitions lead to increased sales

San Diego, California, January 28, 2016 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the fourth quarter and fiscal year ended October 31, 2015.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2015 increased $3.0 million, or 50%, to $8.9 million compared to net sales of $5.9 million for the same quarter last year. Despite the increase in net sales, net income decreased in the 2015 quarter to $270,000, or $0.03 per diluted share, compared to $325,000, or $0.04 per diluted share, in the same period last year due in part to weaker sales in the Company’s core Connector and Cable Assembly segment.

Johnny Walker, President and CEO said, "Comnet Telecom Supply and Rel-Tech Electronics, two companies that we acquired in fiscal 2015, together contributed $4.4 million to fourth quarter sales. Along with our existing Cables Unlimited subsidiary, these three businesses now comprise the Company’s largest segment, Custom Cabling and Manufacturing, which achieved fourth quarter sales of $5.9 million or 66% of Company sales. We believe this segment should contribute increased sales in fiscal 2016."

Gross profit for the fourth quarter of fiscal 2015 increased to $2.9 million from $2.6 million, but declined as a percentage of net sales to 32% from 44% in the same period last year, primarily due to strong sales contributions from the typically lower margin businesses comprising the Custom Cabling and Manufacturing segment. While the operations of Comnet and Rel-Tech increased fourth quarter selling and general expenses by $628,000, to $2.3 million, these expenses decreased to 26% of net sales, compared to 31% in the same period last year.

Fiscal Year Results

Net sales for the fiscal year ended October 31, 2015 increased $9.7 million, or 42%, to $32.8 million compared to net sales of $23.1 million for fiscal 2014. Net income decreased to $1.0 million, or $0.11 per diluted share, compared to $1.4 million, or $0.16 per diluted share, in fiscal 2014. Comnet and Rel-Tech together contributed $13.4 million to Custom Cabling and Manufacturing segment sales, which increased 165% to $19.2 million compared to $7.2 million in fiscal 2014. Net sales for the Company's other business segments declined by $2.3 million to $13.6 million, compared to $15.9 million in fiscal 2014.

Fiscal 2015 gross profit declined to 34% from 45% of sales in fiscal 2014 primarily due to strong sales contributions from the typically lower margin businesses comprising the Custom Cabling and Manufacturing segment.

The operations of Comnet and Rel-Tech primarily accounted for a $2.1 million increase in selling and general expenses to $9.1 million from $7.2 million in fiscal 2014. These expenses declined, however, to 29% of net sales from 31% of sales last year.

"Our fiscal 2015 acquisitions increased Custom Cabling and Manufacturing segment sales to 59% of total sales, compared to only 31% of sales in fiscal 2014. Our strategy to focus on this business segment and improve the profitability of the Connector and Cable Assembly core operating segment led to the sale of our Aviel Electronics division on December 22, 2015," said Mr. Walker.

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RF Industries Reports Fourth Quarter and Fiscal 2015 Results

January 28, 2016

Page Two

"In response to a sluggish business environment we reduced our annual operating payroll expense by approximately $0.8 million during the fourth quarter of fiscal 2015. We should see the results of this action over the course of fiscal 2016," added Mr. Walker.

Balance Sheet Data

At October 31, 2015, the Company reported working capital of $15.3 million, including cash and cash equivalents of $7.6 million, a current ratio of approximately 4.5-to-1, no long-term debt, and stockholders' equity of $26.4 million. During the fiscal 2015, the Company used net cash of $5.1 million and issued 302,848 shares of unregistered common stock to acquire the Comnet and Rel-Tech subsidiaries and to purchase a new, patented line of connector products known as CompPro. The Company also paid cash dividends of $0.28 per share to its shareholders, for a total of $2.4 million in fiscal 2015.

Dividend

At its December 16, 2015 meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.07 per share, which was paid on January 15, 2016 to shareholders of record on December 31, 2015. All cash dividends are made at the discretion of our board of directors, subject to applicable laws, and depend on a number of factors, including our financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers and infrastructure, medical and industrial. The Company's products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses and medical wiring. The Company's connectivity products are used throughout the growing and evolving infrastructure of wireless communications. Through its newly acquired Rel-Tech Electronics, Inc. and Comnet Telecom Supply, Inc. subsidiaries, the Company also manufactures and sells other cabling technologies and data center equipment solutions. The Company is headquartered in San Diego, California with operations in Yaphank, New York, East Brunswick, New Jersey and Milford, Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues and the uncertainty of impact upon the Company's operations of recent acquisitions of Comnet Telecom Supply, the patented braided cable product line, and Rel-Tech Electronics. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2015	2014	2015	2014

Net sales	$8,936	$5,965	$32,804	$23,155
Cost of sales	6,073	3,334	21,537	12,662
Gross profit	2,863	2,631	11,267	10,453

Operating expenses:
Engineering	235	251	923	948
Selling and general	2,293	1,844	9,126	7,239
Total operating expenses	2,528	2,095	10,049	8,187

Operating income	335	536	1,218	2,266

Other income	16	7	35	29

Income from continuing operations before provision for income taxes	351	543	1,253	2,295

Provision for income taxes	95	289	315	959

Income from continuing operations	256	254	938	1,336

Income from discontinued operations, net of tax	14	71	56	103

Net income	$270	$325	$994	$1,439

Earnings per basic share:
Continuing operations	$0.03	$0.03	$0.11	$0.17
Discontinued operations	0.00	0.01	0.01	0.01
Net income per share	$0.03	$0.04	$0.12	$0.18

Earnings per diluted share:
Continuing operations	$0.03	$0.03	$0.10	$0.15
Discontinued operations	0.00	0.01	0.01	0.01
Net income per share	$0.03	$0.04	$0.11	$0.16

Weighted average shares outstanding:
Basic	8,636,029	8,260,964	8,494,111	8,215,688
Diluted	8,980,304	8,685,917	8,862,217	8,742,025

RF INDUSTRIES, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	October 31,
	2015	2014
	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,595	$14,718
Trade accounts receivable, net	3,980	2,428
Inventories	6,928	5,259
Other current assets	728	618
Deferred tax assets	426	416
TOTAL CURRENT ASSETS	19,657	23,439

Property and equipment, net	921	829
Goodwill	5,913	3,076
Amortizable intangible assets, net	4,268	1,187
Non-amortizable intangible assets	1,387	410
Note receivable from stockholder	67	67
Other assets	39	21
TOTAL ASSETS	$32,252	$29,029

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,493	$867
Accrued expenses	2,868	1,422
Customer deposit	--	73
TOTAL CURRENT LIABILITIES	4,361	2,362

Deferred tax liabilities	1,143	811
Other long-term liabilities	377	--
TOTAL LIABILITIES	5,881	3,173

COMMITTMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01
par value; 8,713,664 and 8,255,979 shares issued and
outstanding at October 31, 2015 and 2014, respectively	87	83
Additional paid-in capital	19,129	17,230
Retained earnings	7,155	8,543

TOTAL STOCKHOLDERS' EQUITY	26,371	25,856

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,252	$29,029